Exhibit 99.1

Tessco Reports Fourth-Quarter 2018 Financial Results

Quarterly Revenues Grow 21%; Annual Revenues Grow 9%, Largest Annual YOY Growth in Six Years

Quarterly Earnings Per Share of $0.07 Following Three Years of Fourth-Quarter Losses

Quarterly Dividend of $0.20 Per Share Continued

HUNT VALLEY, MD, May 7, 2018—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS), today reported financial results for its fourth quarter of fiscal 2018, ended April 1, 2018.

Fourth-Quarter Highlights:

•	Revenue of $148.9 million, up 21% year over year
•	Revenue growth in all of the Company’s markets from the prior-year fourth quarter
•	Overall expense management contributed to operating margin of 0.8%, compared with (1.4)% in the fourth quarter of fiscal 2017
•	Profit turnaround to $0.07 diluted earnings per share from a loss per share of $(0.10) a year ago
•	Declared quarterly dividend of $0.20 per share

	Fourth Quarter FY 2018	Fourth Quarter FY 2017	Third Quarter FY 2018
Revenue	$148.9M	$122.6M	$146.3M
Earnings per diluted share	$0.07	$(0.10)	$0.19
EBITDA per diluted share*	$0.25	$(0.11)	$0.38
Operating margin	0.8%	(1.4)%	1.5%
Cash balance	$0.0M	$8.5M	$0.0M
Line of credit balance outstanding	$10.8M	$0.0M	$5.9M

* EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Non-GAAP financial measures indicated by an asterisk (*) either in the above chart or in the text of this press release are so indicated as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Fourth-Quarter Revenue by Market:

	Year over Year Q4 FY 2018 vs. Q4 FY 2017	Sequential Q4 FY 2018 vs. Q3 FY 2018
Public Carrier	82%	69%
Value-Added Resellers	5%	(1)%
Government	8%	(3)%
Private System Operators	27%	(7)%
Retail	4%	(20)%
Total	21%	2%

“We continued to execute well on our strategic initiatives during the fourth quarter, delivering year-over-year fourth quarter revenue growth of 21%,” said Murray Wright, President and Chief Executive Officer. “Revenues for the entire fiscal year grew 9%, which is our highest year-over-year growth since fiscal 2012. These achievements were the result of solid execution by our entire team in growing revenues and improving profitability. On the top line, the significant increase from a year ago was driven by 82% growth in sales to the carrier ecosystem and supported by greater sales in all of our markets. While the domestic carrier ecosystem showed growth during the fourth quarter, we believe that our revenue growth exceeded the overall ecosystem growth due in part to the new customer relationships we established this year. On the bottom line, this was our first profitable fourth quarter since 2014. This resulted from higher revenues and improved operating leverage due to our successful productivity enhancements.

“As we look to fiscal 2019, our value proposition is resonating with suppliers and customers across our markets,” Wright continued. “The initiatives we put in place during the past year are beginning to drive our results, and we are focused on balancing the implementation of our go-to-market strategy with improved operating efficiency. We expect continued companywide execution to propel further growth in revenue and profitability in the next fiscal year.”

Fourth-Quarter and Fiscal Year 2018 Financial Results

For the fiscal 2018 fourth quarter, revenues totaled $148.9 million, compared with $122.6 million for the fourth quarter of fiscal 2017. The increase in revenue was driven primarily by the Company’s public carrier market and supported by greater sales to the private system operator, value-added reseller, government and retail markets.

Gross profit was $31.5 million for the fourth quarter of fiscal 2018, compared with $25.9 million for the same quarter of fiscal 2017. The significant increase in fourth-quarter gross profit year over year was primarily the result of higher total sales. Gross margin was 21.2% of revenue for the fourth quarter of fiscal 2018, consistent with last year’s fourth quarter.

As a result of the Company’s ongoing expense control initiatives and productivity enhancements, selling, general and administrative (SG&A) expenses increased 13%, significantly lower on a percentage basis than the revenue and gross profit increase, to $30.4 million. SG&A as a percentage of revenue for the fourth quarter declined from 21.9% to 20.4%.

Net income and earnings per share (EPS) were $0.6 million and $0.07, respectively, for the fourth quarter of fiscal 2018, compared with net loss of $0.9 million, or $(0.10) per share, for the prior-year fourth quarter. The fiscal 2017 fourth quarter results include a $0.8 million restructuring charge.

For fiscal year 2018, revenue and gross profit increased 9% and 8%, respectively. Net income and earnings per share totaled $4.7 million and $0.55, respectively, compared to $1.4 million and $0.17, respectively, in fiscal 2017.

The fourth quarter of fiscal years 2018 and 2017 contained 14 and 13 weeks, respectively.

Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.20 per common share payable on June 4, 2018 to common stockholders of record on May 21, 2018. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

The Company currently anticipates year-over-year growth in revenue and profitability in its fiscal 2019. While the company does expect considerable growth in the carrier ecosystem, it also expects this to result in a lower overall year-over-year gross margin, given the lower-margin nature of many of these large carrier relationships.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders, which makes it more difficult to forecast future results. The Business Outlook published in this press release reflects only the Company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Fourth-Quarter Fiscal 2018 Conference Call

Management will host a conference call to discuss fourth quarter FY2018 results tomorrow, Tuesday, May 8, 2018 at 8:30 a.m. ET. To participate in the conference call, please call 855-319-5921 (domestic call-in) or 503-343-6034 (international call-in) and reference code #6299655.

A live webcast of the conference call will be available on the Events page of the Company’s website. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 11:30 a.m. ET on May 8, 2018 until 11:59 p.m. ET on May 15, 2018 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #6299655. An archived replay of the conference call will also be available on the Events page of the Company's website.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges). EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. EBITDA per diluted share is defined as EBITDA divided by Tessco’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. Neither EBITDA nor EBITDA per diluted share is a recognized term under GAAP, and EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, neither EBITDA nor EBITDA per diluted share is intended to be a measure of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets. The company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. TESSCO supplies more than 50,000 products from 400 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. TESSCO is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This press release contains certain forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see TESSCO’s Annual Report on Form 10-K for the year ended March 26, 2017, including Part I, Item 1A, "Risk Factors" therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC's website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following:  termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large  wireless services carriers and others within the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers' demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com

or

David Calusdian
Sharon Merrill Associates
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	April 1,	March 26,	December	April 1,	March 26,
	2018	2017	24, 2017	2018	2017

Revenues	$148,920,100	$122,602,900	$146,260,300	$580,274,700	$533,295,100
Cost of goods sold	117,381,400	96,665,300	116,660,500	460,046,300	421,527,300
Gross profit	31,538,700	25,937,600	29,599,800	120,228,400	111,767,800
Selling, general and administrative expenses	30,357,600	26,890,400	27,413,200	112,326,700	108,416,300
Restructuring	-	806,600	-	-	806,600
Total selling, general and administrative expenses	30,357,600	27,697,000	27,413,200	112,326,700	109,222,900
Income (loss) from operations	1,181,100	(1,759,400)	2,186,600	7,901,700	2,544,900
Interest, net	89,500	(7,100)	114,500	429,100	58,600
Income (loss) before income tax provision (benefit)	1,091,600	(1,752,300)	2,072,100	7,472,600	2,486,300
Income tax provision (benefit)	468,300	(895,000)	501,900	2,822,300	1,041,200
Net income (loss)	$623,300	$(857,300)	$1,570,200	$4,650,300	$1,445,100

Basic earnings (loss) per share	$0.07	$(0.10)	$0.19	$0.56	$0.17
Diluted earnings (loss) per share	$0.07	$(0.10)	$0.19	$0.55	$0.17

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	April 1,	March 26,
	2018	2017
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$19,400	$8,540,100
Trade accounts receivable, net	87,862,300	64,778,900
Product inventory	72,323,000	63,984,300
Prepaid expenses and other current assets	4,489,100	3,864,100
Total current assets	164,693,800	141,167,400

Property and equipment, net	13,662,800	13,830,900
Goodwill, net	11,677,700	11,677,700
Deferred tax Assets	165,400	-
Other long-term assets	8,678,900	7,304,500
Total assets	$198,878,600	$173,980,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$67,041,100	$53,581,400
Payroll, benefits and taxes	8,291,100	6,772,100
Income and sales tax liabilities	2,339,200	1,364,700
Accrued expenses and other current liabilities	1,370,300	2,228,200
Revolving line of credit	10,835,400	-
Current portion of long-term debt	27,300	26,500
Total current liabilities	89,904,400	63,972,900

Deferred tax liabilities	-	386,800
Long-term debt, net of current portion	2,300	29,800
Other long-term liabilities	1,465,400	1,574,700
Total liabilities	91,372,100	65,964,200

Shareholders’ Equity:
Preferred stock	-	-
Common stock	99,000	98,400
Additional paid-in capital	60,611,900	59,006,000
Treasury stock, at cost	(57,503,000)	(57,437,600)
Retained earnings	104,298,600	106,349,500
Total shareholders’ equity	107,506,500	108,016,300

Total liabilities and shareholder’s equity	$198,878,600	$173,980,500

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	April 1, 2018	March 26, 2017	December 24, 2017	April 1, 2018	March 26, 2017

Net Income (loss) as reported	$623,300	$(857,300)	$1,570,200	$4,650,300	$1,445,100
Add:
Income tax provision (benefit)	468,300	(895,000)	501,900	2,822,300	1,041,200
Interest, net	89,500	(7,100)	114,500	429,100	58,600
Depreciation and amortization	961,900	877,700	999,700	3,992,600	4,238,900
EBITDA	$2,143,000	$(881,700)	$3,186,300	$11,894,300	$6,783,800
Add:
Stock based compensation	256,700	143,300	243,500	1,002,100	434,400
EBITDA, adjusted	$2,399,700	$(738,400)	$3,429,800	$12,896,400	$7,218,200

EBITDA per diluted share	$0.25	$(0.11)	$0.38	$1.40	$0.81
Adjusted EBITDA per diluted share	$0.28	$(0.09)	$0.41	$1.52	$0.87

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended			Three Months Ended			Growth Rates Compared to
	April 1, 2018			March 26, 2017			Prior Year Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$38,319	$-	$38,319	$21,054	$-	$21,054	82.0%	-	82.0%
Government	10,331	-	10,331	9,584	-	9,584	7.8%	-	7.8%
Private System Operators	23,153	-	23,153	18,286	-	18,286	26.6%	-	26.6%
Value Added Resellers	33,340	-	33,340	31,717	-	31,717	5.1%	-	5.1%
Retail	-	43,777	43,777	-	41,962	41,962	-	4.3%	4.3%
Total revenues	$105,143	$43,777	$148,920	$80,641	$41,962	$122,603	30.4%	4.3%	21.5%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$5,624	$-	$5,624	$3,384	$-	$3,384	66.2%	-	66.2%
Government	2,282	-	2,282	2,160	-	2,160	5.6%	-	5.6%
Private System Operators	5,397	-	5,397	3,992	-	3,992	35.2%	-	35.2%
Value Added Resellers	8,888	-	8,888	8,312	-	8,312	6.9%	-	6.9%
Retail	-	9,348	9,348	-	8,090	8,090	-	15.6%	15.6%
Total gross profit	$22,191	$9,348	$31,539	$17,848	$8,090	$25,938	24.3%	15.6%	21.6%
% of revenues	21.1%	21.4%	21.2%	22.1%	19.3%	21.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended	Three Months Ended	Growth Rates Compared to
	April 1, 2018	March 26, 2017	Prior Year Period

Product Revenues
Base Station Infrastructure	$73,149	$52,779	38.6%
Network Systems	21,601	22,089	-2.2%
Installation, Test and Maintenance	9,273	6,582	40.9%
Mobile device accessories	44,897	41,153	9.1%
Total revenues	$148,920	$122,603	21.5%

Product Gross Profit
Base Station Infrastructure	$16,589	$13,542	22.5%
Network Systems	3,479	2,392	45.4%
Installation, Test and Maintenance	1,660	1,383	20.0%
Mobile device accessories	9,811	8,621	13.8%
Total gross profit	$31,539	$25,938	21.6%
% of revenues	21.2%	21.2%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Year Ended			Year Ended			Growth Rates Compared to
	April 1, 2018			March 26, 2017			Prior Period

Market Revenues	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$115,061	$-	$115,061	$82,015	$-	$82,015	40.3%	-	40.3%
Government	40,481	-	40,481	36,676	-	36,676	10.4%	-	10.4%
Private System Operators	93,246	-	93,246	82,508	-	82,508	13.0%	-	13.0%
Value Added Resellers	136,888	-	136,888	130,486	-	130,486	4.9%	-	4.9%
Retail	-	194,599	194,599	-	201,610	201,610	-	-3.5%	-3.5%
Total revenues	$385,676	$194,599	$580,275	$331,685	$201,610	$533,295	16.3%	-3.5%	8.8%

Market Gross Profit	Commercial	Retail	Total	Commercial	Retail	Total	Commercial	Retail	Total
Public Carrier	$16,707	$-	$16,707	$13,706	$-	$13,706	21.9%	-	21.9%
Government	8,954	-	8,954	8,235	-	8,235	8.7%	-	8.7%
Private System Operators	20,363	-	20,363	18,073	-	18,073	12.7%	-	12.7%
Value Added Resellers	35,303	-	35,303	35,530	-	35,530	-0.6%	-	-0.6%
Retail	-	38,901	38,901	-	36,224	36,224	-	7.4%	7.4%
Total gross profit	$81,327	$38,901	$120,228	$75,544	$36,224	$111,768	7.7%	7.4%	7.6%
% of revenues	21.1%	20.0%	20.7%	22.8%	18.0%	21.0%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Year Ended	Year Ended	Growth Rates Compared to
	April 1, 2018	March 26, 2017	Prior Year Period

Product Revenues
Base Station Infrastructure	$248,949	$209,869	18.6%
Network Systems	98,642	87,222	13.1%
Installation, Test and Maintenance	33,200	31,851	4.2%
Mobile device accessories	199,484	204,353	-2.4%
Total revenues	$580,275	$533,295	8.8%

Product Gross Profit
Base Station Infrastructure	$58,015	$54,280	6.9%
Network Systems	14,649	11,897	23.1%
Installation, Test and Maintenance	6,266	5,921	5.8%
Mobile device accessories	41,298	39,670	4.1%
Total gross profit	$120,228	$111,768	7.6%
% of revenues	20.7%	21.0%